Exhibit 99.1

	For:	J. Crew Group, Inc.

FOR IMMEDIATE RELEASE	Contact:	Amanda J. Bokman
Chief Financial Officer
(212) 209-2667

Owen Blicksilver
Owen Blicksilver PR
(516) 742-5950

J.CREW GROUP REPORTS PRELIMINARY FOURTH QUARTER

AND FISCAL YEAR FINANCIAL RESULTS;

ANNOUNCES FOURTH QUARTER OPERATING INCOME OF $20MM

COMPARED TO $1MM IN 2003

NEW YORK (April 6, 2005) - J.Crew Group, Inc. today announced its preliminary financial results for the fourth quarter and fiscal year ended January 29, 2005.

Millard Drexler, Chairman and CEO, said, “We are pleased with both our fourth quarter and full year results.  Our obsessive focus on quality, style and design along with endless attention to our customers’ needs, is reflected in J.Crew’s performance.”

Fourth Quarter Results

Consolidated revenues for the thirteen weeks ended January 29, 2005 were $264 million, an increase of 26% from the same period last year.  Retail sales (including Factory) for the quarter increased to $183 million from $154 million last year with comparable store sales up 17%.  Revenues of the Direct business (Internet and catalog) increased by 47% to $72 million from $49 million last year.

                Gross margin for the fourth quarter of 2004 was 39%, comparable to last year.

                Selling, general and administrative expenses during the quarter were $82 million, or 31% of revenues, compared to $80 million, or 38% of revenues in the prior year.  The decrease as a percentage of revenues was driven primarily by operating leverage due to the significant increase in comparable store sales.

                Operating income increased to $20 million, an increase of $19 million over the corresponding period in fiscal 2003.

                During the fourth quarter, the Company redeemed $319 million of its long-term debt consisting of $150 million of 10 3/8% Senior Subordinated Notes due 2007 and $169 million of

16% Senior Discount Contingent Principal Notes due 2008.  Funds used for the redemption consisted of $275 million in new term loans borrowed by the Company and internally available funds.  The new term loans were subsequently converted into equivalent 9 3/4% Senior Subordinated Notes due in 2014.  These transactions will reduce annual interest expense by $16 million in 2005.  As a result of these transactions, the Company recognized a loss of $50 million resulting from early redemption fees, and the write-off of unamortized debt issuance discount and related fees.

Net loss for the fourth quarter was $52 million (including the $50 million loss from the debt refinancing) compared to a loss of $20 million last year.  Adjusted for the loss on debt refinancing, the fourth quarter net loss would have been $2 million, an $18 million decrease in the loss over the fourth quarter last year.

Full Year Results

                For the full year, consolidated revenues increased 17% to $804 million from $690 million last year.  Retail sales increased to $580 million from $487 million, primarily as a result of a comparable store sales increase of 16%.  Revenues of the Direct business increased by 14% to $198 million in fiscal 2004.

                Gross margin for the fiscal year increased to 40% from 36% last year due to improvements resulting from higher full price sell-through.    Last year’s gross margin was negatively impacted by the liquidation of obsolete inventories.

                Selling, general and administrative expenses during the year were $287 million, or 36% of revenues, compared to $281 million, or 41% of revenues in the prior year.  The decrease as a percentage of revenues was driven primarily by operating leverage due to the significant increase in comparable store sales and a reduction in catalog selling expenses.

                For the fifty-two weeks ended January 29, 2005, operating income increased by $69 million to $38 million compared to an operating loss of $31 million last year.

                Net loss for 2004 was $100 million compared to a loss of $50 million last year.  However, fiscal 2004 included a loss from debt refinancing of $50 million, while 2003 included a gain on exchange of debt of $41 million.  Adjusted for these financing transactions, the net loss in 2004 would have been $50 million, compared to a net loss of $91 million last year.

Accounting for Lease Transactions

                As previously reported, the Company will classify proceeds from landlord construction allowances as operating activities in its consolidated statement of cash flows in fiscal 2004 and will restate its prior year cash flow statements to reclassify such allowances from investing activities to operating activities to conform to the 2004 presentation.  This change will not have any material effect on the Company’s balance sheet or consolidated statement of operations.

Fourth Quarter Conference Call

The Company’s fourth quarter investor conference call will be held today, April 6, 2005 at 11 a.m. eastern time.  The event will be available through an audio webcast at www.jcrew.com (click on “Help” and “Investor Relations”) and www.companyboardroom.com.  A replay of the call will be archived on those websites and will also be available by telephone through April 13, 2005 at (888) 286-8010, reference #55747681.

J. Crew Group, Inc. is a leading multi-channel retailer of women’s and men’s apparel, shoes and accessories.  The Company operates 157 retail stores, the J. Crew catalog business, jcrew.com, and 41 factory outlet stores.

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations.  Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K.  The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

	Thirteen weeks ended		Fifty-two weeks ended
	1/29/05	1/31/04	1/29/05	1/31/04
J.Crew Group, Inc.	(unaudited)		(unaudited)
Summary of Operations		($in millions)
Revenues (a)	$264	$210	$804	$690
Cost of sales, including buying and occupancy (a)	162	129	479	440
Gross profit	102	81	325	250
Selling, general and administrative expenses	82	80	287	281
Operating income (loss)	20	1	38	(31)
Interest expense (b)	21	21	87	64
Insurance proceeds	—	—	—	(4)
(Gain) loss on refinancing of debt (c)	50	—	50	(41)
Loss before income taxes	(51)	(20)	(99)	(50)
Income taxes	1	—	1	—

Net loss	$(52)	$(20)	$(100)	$(50)
Summary of Revenues
Retail (including Factory)	$183	$154	$580	$487
Direct (including Internet and catalog)	72	49	198	174
Other	9	7	26	29
Total	$264	$210	$804	$690
Comparable store sales:	17%	5%	16%	-2%
Number of stores:
Retail	156	154
Factory	41	42

(a) Amounts for the thirteen and fifty-two weeks ended January 31, 2004 have been reclassified to conform with the current year’s presentation.

(b) Interest expense for the thirteen and fifty-two weeks ended January 29, 2005 and January 31, 2004 includes dividends related to redeemable preferred stock of $9 million and $7 million and $33 million and $14 million, respectively.

(c) Gain on refinancing of debt in 2003 is net of expenses of $3 million.

	As of
J.Crew Group, Inc.	1/29/05	1/31/04
Summary Balance Sheet Data	(unaudited)
	($in millions)
Assets
Cash	$24	$50
Inventories	88	66
Property and equipment, net	121	138
Other	44	44
Total assets	$277	$298

Liabilities and stockholders’ deficit
Accounts payable and other current liabilities	$129	$98
Deferred credits	59	57
Long-term debt (including current portion) (a)	577	518
Redeemable preferred stock	93	93
Stockholders’ deficit	(581)	(468)
Total liabilities and stockholders’ deficit	$277	$298

	Fifty-two weeks ended
	1/29/05	1/31/04
	(unaudited)	(restated)(b)
	($in millions)
Other Data
EBITDA (c)	$75	$16
Cash interest paid	(22)	(21)
Changes in assets and liabilities	5	24
Cash provided by operations	58	19

Capital expenditures	(13)	(10)
Cash provided by (used in) financing activities	(71)	22
Increase (decrease) in cash	$(26)	$31

(a)                                  Redeemable preferred stock of $258 million and $212 million is included in long-term debt at January 29, 2005 and January 31, 2004, respectively.

(b)                                 Reflects reclassification of landlord construction allowances from investing activities (as a reduction of capital expenditures) to operating activities (within other liabilities).

(c)                                  Earnings before interest, taxes and depreciation and amortization (EBITDA) should not be considered as an alternative to any measure of operating results as promulgated under generally accepted accounting principles, including operating income and net income.  The Company uses EBITDA as a supplemental measure of cash flow.  Management and investors often use EBITDA as a measure of our ability to service our debt.  Other companies may calculate EBITDA differently and therefore, our calculations are not necessarily comparable with similarly titled figures for other companies.  EBITDA for the 52 weeks ended January 29, 2005 and January 31, 2004 excludes a $51 million loss and a $41 million gain, respectively, associated with financing transactions.